EXHIBIT 10.1

May 23, 2007

Todd Ford

Dear Todd:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Rackable Systems, Inc. (the “Company”) is offering to you in connection with your employment transition.

1.    Separation. Your employment with the Company as its Executive Vice President, and in all other employment positions, was terminated by the Company effective May 23, 2007 (the “Separation Date”).

2.    Accrued Salary and Vacation. You hereby certify that the Company timely paid you all accrued salary, and all accrued and unused vacation earned and payable for your services through the Separation Date, less standard payroll deductions and withholdings. The Company also will pay you for all accrued but unpaid business expenses incurred by you in accordance with the Company’s expense reimbursement policy.

3.    Severance Payments. Your employment termination shall be deemed a termination without Cause pursuant to the terms of your Employment Agreement with the Company dated December 23, 2002 (the “Employment Agreement”), as amended by the First Amendment to the Employment Agreement dated September 1, 2005 (collectively with the Employment Agreement, the “Amended Agreement”). Accordingly, pursuant to Section 4(b) of the Employment Agreement, in exchange for you entering into and abiding by the terms of this Agreement and Sections 6, 7, and 8 of the Employment Agreement, the Company will pay you severance in the form of continuing payment of your last base salary, less applicable payroll deductions and withholdings, for a period of twelve (12) months (the “Severance Payments”, the twelve (12) month period referred to as the “Severance Period”). The Severance Payments will be paid on the Company’s regular payroll cycle beginning on the first regularly-scheduled payroll date after the Effective Date of this Agreement, as defined in paragraph 9 below.

4.    Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  If you timely elect continued coverage under COBRA, the Company, as part of this Agreement and as a further severance benefit, will pay the COBRA premiums necessary to maintain your current level of health insurance coverage (for yourself and any covered dependents) in effect through the twelve (12) month anniversary of the Separation Date (“COBRA Premiums”).

5.    Equity. On December 23, 2002, you were granted certain stock options (collectively, the “Options”) pursuant to the terms of the Rackable Systems, Inc. 2002 Stock Option Plan (the “2002 Plan”). The Options shall cease vesting as of the Separation Date; provided, however, that in exchange for entering into this Agreement and allowing it to become effective by its terms, the Company will accelerate the vesting of the Options so that you become fully vested in the number of Options that would have become vested if your employment continued for twelve (12) months after the Separation Date. Additionally, you will have twelve (12) months after the Separation Date to exercise any vested shares subject to the Options. Except as expressly provided herein, your rights, duties and obligations with respect to the Options (including your right to exercise any vested shares) shall continued to be governed by the terms and conditions of the 2002 Plan and the stock option grant notices and stock option agreements applicable to the Options. Any stock options granted to you on September 1, 2006, or on January 2, 2007, which were unvested as of your Separation Date, terminated as of your Separation Date pursuant to the Company’s 2005 Equity Incentive Plan. A summary of your options and restricted stock as of May 23, 2007 is set forth on the table attached as Exhibit A hereto.

6.    Other Compensation or Benefits. The Company will reimburse you for the reasonable attorneys’ fees incurred by you in connection with this Agreement up to a maximum of $5,000.00. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, bonuses, equity interests or vesting, severance or other benefits from the Company or any of its affiliated entities after the Separation Date.

7.    Other Obligations. You hereby acknowledge and agree to abide by your continuing obligations under Sections 6 (Confidential Information, Inventions and Intellectual Property Rights; Non-Disparagement; Confidentiality of Terms), 7 (Non-Solicitation) and 8 (Enforcement) of the Employment Agreement, including (but not limited to) your obligations pursuant to your Invention and Non-Disclosure Agreement with the Company dated December 23, 2002 (the “Confidentiality Agreement”).

8.    Release of Claims.

(a)    General Release by You. Except for the Excluded Claims (as defined below), in consideration for the benefits to be provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, its parent, subsidiary, and affiliated entities and each of their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, and assigns (collectively with the “Released Parties”), of and from any and all claims, liabilities, and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct or omissions occurring at any time prior to or at the time you sign this Agreement (collectively, the “Released Claims”).

(b)    Claims Released by You. The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including claims based on or arising under the Agreement); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act, the California Labor Code (as amended), the California Family Rights Act, and the California Fair Employment and Housing Act (as amended).

(c)    Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) rights you have under this Agreement; (2) any claims that may arise out of any events, acts, conduct or omissions occurring after this Agreement is executed, including without limitation any claims for breach of this Agreement; (3) any rights or claims for indemnification you may have pursuant to any written indemnification agreement to which you are a party, as well as the charter, bylaws, or operating agreements of any of the Released Parties, or under applicable law; (4) vested benefits under the terms of the Company’s 401K, life insurance, health insurance, or disability insurance plans, or (5) any rights which are not waivable as a matter of law. In addition, you understand that nothing in this release prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d)    Release by the Company. The Company hereby generally and completely releases you of and from any and all claims, liabilities, and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct or omissions occurring at any time prior to or at the time the Company signs this Agreement; provided, however, that that this release shall not extend to: (1) any claims that may arise out of any events, acts, conduct or omissions occurring after this Agreement is executed, including without limitation any claims for breach of this Agreement; (2) any claims arising at any time out of your obligations to protect the Company’s proprietary information, including without limitation any claims arising from your obligations under your Confidentiality Agreement, claims arising under the California Uniform Trade Secrets Act, or common law claims arising from these obligations; or (3) any claims arising from any actions by you during your employment with the Company which were outside of your authority or outside of the course and scope of your employment.

9.    ADEA Waiver and Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke your acceptance of it; and (e) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”).

10.    Section 1542 Waiver. The parties each UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, except as otherwise stated herein. In giving the release herein, which includes claims which may be unknown to the Company or you at present, the parties acknowledge that they have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

The parties each expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to the parties’ respective releases of any unknown or unsuspected claims herein.

11.    Confidential Arbitration. You and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, interpretation, or execution of this Agreement, shall be resolved solely and exclusively, in accordance with the arbitration procedures set forth in Section 25 of the Employment Agreement. Nothing herein shall prevent you or the Company from seeking injunctive relief in court to prevent irreparable harm pending completion of any arbitration proceeding.

12.    Mutual Nondisparagement. You agree that you will not make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, whether orally or in writing, regarding the Company that is intended to be harmful to the Company or its reputation. The Company agrees that its officers and directors will not make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, whether orally or in writing, regarding you that is intended to be harmful to your business or personal reputation. Nothing in this Section 12 is intended to prohibit you or the Company or any of its officers or directors from testifying or responding truthfully in response to any court order, arbitral order, subpoena or government investigation, or in connection with any legal proceeding brought by one party against the other.

13.    Entire Agreement. This Agreement, together with the Amended Agreement, your applicable Stock Option Agreements, the Indemnification Agreement between you and the Company, and the Confidentiality Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you, the Company and other parties hereto with regard to the subject matter hereof. It supersedes any and all agreements entered into by and between you and the Company; provided, however, that any of your obligations set forth in the Amended Agreement that survive the termination of your employment (including without limitation Sections 6, 7, and 8 of the Employment Agreement) shall remain in full force and effect and considered a material part hereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by you and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will.

14.    Applicable Law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

15.    Severability. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof will be unimpaired. The court or arbitrator will then have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

16.    Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument. Signed counterparts transmitted by facsimile or PDF transmission shall be as effective as originals.

If this Agreement is acceptable to you, please sign and date below and return the original to me.

We wish you the best of luck in your future endeavors.

Sincerely,

Rackable Systems, Inc.

By:  /s/ Mark Barrenechea

Mark Barrenechea
Chief Executive Officer

Attachment: Exhibit A

Understood and Agreed:

/s/ Todd Ford

Todd Ford

Date: May 24, 2007

EXHIBIT A

EQUITY SUMMARY

Option Awards As of May 23, 2007

Grant Date	Number of Option Shares Granted	Exercise Price	Number of Option Shares Exercised	Outstanding Number of Option Shares	Number of Vested Option Shares Exercisable	Number of Unvested Option Shares	Number of Unvested Option Shares Accelerated Under Agreement
12/23/2002	500,000	$0.71	423,610	76,390	18,056	58,334	58,334
12/23/2002	204,225	$2.14	144,342	59,883	36,056	23,827	23,827
12/23/2002	129, 108	$2.14	105,437	23,671	8,608	15,063	15,063
9/1/2006	162,500	$27.36	0	162,500	27,083	135,417	0
1/2/07	162,500	$30.97	0	162,500	13,541	148,959	0
Total	1,158,333		673,389	484,944	103,344	381,600	97,224

Restricted Stock Awards as of May 23, 2007

Grant Date	Number of Shares Granted	Number of Shares Released/Sold	Number of Outstanding Restricted Shares	Number of Vested Restricted Shares	Number of Unvested Restricted Shares	Number of Unvested Restricted Stock Awards Accelerated Under Agreement
9/1/2006	22,500	2812	19,688	2,812	19,688	0
1/2/07	22,500	1406	21,094	1,406	21,094	0
Total	45,000	4,218	40,782	4,218	40,782